Illumina Appoints Dr. Eric Green as Chief Medical Officer
Veteran genomics leader joins Illumina to advance global medical strategy
Illumina chief commercial officer to depart for role as a life science tools company CEO
SAN DIEGO, Jan. 8, 2026 /PRNewswire/ — Today, Illumina, Inc. (NASDAQ: ILMN) announced the appointment of Eric D. Green, M.D., Ph.D., as Chief Medical Officer (CMO), effective February 2. In this role reporting to the CEO, Dr. Green will accelerate the company’s mission to drive a revolution in medicine by unlocking the power of the genome. Dr. Green will serve as a key scientific and medical leader representing Illumina, helping advance the clinical use of genomics, expand access to precision medicine solutions, and increase the diversity of genomics data.

Dr. Green’s unique expertise, knowledge, and influence with partners, KOLs, and medical professionals will serve as a critical component in Illumina’s strategic efforts to improve human health through genomics on a global level. As CMO, Dr. Green will be part of Illumina’s Executive Leadership Team and will be a champion for the company’s mission, technology roadmap, and growing clinical impact.

“Eric is a once-in-a-generation leader in genomics whose career has closely tracked the evolution of the field itself,” said Jacob Thaysen, chief executive officer of Illumina. “He has spent decades championing the role of genomics in medicine and building trust across the scientific, clinical, and public health communities. Eric’s counsel will be invaluable in helping Illumina extend and deepen the medical impact of its innovations for people worldwide.”

Dr. Green is widely regarded as one of the most influential leaders in genomics since the field’s inception. He joins Illumina after more than three decades at the National Human Genome Research Institute (NHGRI) at the U.S. National Institutes of Health. As the NHGRI Director from 2009 to 2025, he helped guide the transformation of genomics from a primarily research-driven field into a foundational element of modern medicine and public health.

“Illumina has been instrumental to the growth and evolution of genomics, and I am excited to join the company at a time when genomic information is becoming increasingly important in clinical care,” said Dr. Green. “Illumina sits at the center of the growing omics ecosystem, and the company is uniquely positioned to help shape the next phase of genomic medicine.”

Dr. Green trained as a physician scientist, earning an M.D. and Ph.D. from Washington University School of Medicine. During his residency training in clinical pathology (laboratory medicine), he launched his career in genomics. Several years later, he became a beginning-to-end participant in the Human Genome Project and emerged as an international genomics leader.

Illumina congratulates Everett Cunningham on appointment

Illumina also announced the departure of chief commercial officer Everett Cunningham, who has been appointed as CEO of a life science tools company.

“We are thankful for Everett’s leadership during a crucial time of transition for Illumina. For our path forward, we have strong leadership in place, continue to make excellent progress towards our long-term goals, and are confident in our progress,” said Jacob Thaysen, chief executive officer at Illumina. Thaysen will act as interim chief commercial officer until a permanent successor to Cunningham is named.

Illumina will participate in next week’s J.P. Morgan Healthcare Conference, where Jacob Thaysen, CEO, will speak on Tuesday, January 13, at 7:30 AM Pacific Time.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on X, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

Contacts

Investors:
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IR@illumina.com

Media:
Christine Douglass
PR@illumina.com